UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 7, 2005
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

            On October 3, 2005, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (Utility), received a ruling issued by the Superior Court for the County of Los Angeles (Superior Court) granting one of the Utility’s pre-trial motions in litigation brought against the Utility by plaintiffs who allege that exposure to chromium at or near certain of the Utility’s natural gas compressor stations caused personal injuries, wrongful deaths, or other injuries (the “Chromium Litigation”).  As a result of the ruling, the Superior Court dismissed one plaintiff who was scheduled to participate in the first trial who claimed that chromium caused her Crohn’s disease.  The ruling also applies to seven other plaintiffs who are claiming that exposure to chromium caused them to contract Crohn’s disease.  Also, on September 20, 2005, in response to another pre-trial motion that had been filed by the Utility, three plaintiffs who were scheduled to participate in the first trial voluntarily dismissed their claims.  These pre-trial motions challenged the plaintiffs' lack of admissible scientific evidence that chromium caused the alleged injuries.  However, as disclosed in PG&E Corporation’s and the Utility’s most recent joint Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (Form 10-Q), the Superior Court has denied other pre-trial motions made by the Utility and also has denied the Utility’s motions for reconsideration of the denials.

            In light of these denials, PG&E Corporation and the Utility stated in their most recent Form 10-Q that they were no longer able to predict whether the ultimate outcome of the Chromium Litigation would have a material adverse impact on their financial condition or results of operations.  Previously, PG&E Corporation and the Utility had been able to conclude that they believed that the ultimate outcome, after taking into account the $160 million already reserved for the Chromium Litigation, would not have a material adverse impact on PG&E Corporation's or the Utility's financial condition or results of operations.  The dismissals entered on September 20 and the October 3 ruling have not altered this assessment of the ultimate outcome of the Chromium Litigation.

            There are currently about 1,200 plaintiffs in the Chromium Litigation who seek compensatory damages, more than 1,000 of whom are also seeking punitive damages.  Although the plaintiffs’ complaints in the Chromium Litigation do not state the amount of compensatory or punitive damages claimed, approximately 1,000 of the current plaintiffs filed claims in the Utility's Chapter 11 case requesting compensatory damages in an approximate aggregate amount of $500 million and others filed claims for an "unknown amount."  (The Utility’s exit from Chapter 11 in April 2004 did not affect the plaintiffs’ claims for compensatory and punitive damages.)

            The Utility has sought appellate court review of the Superior Court's denials of the Utility's earlier pre-trial motions based on the argument that they are inconsistent with recent California appellate decisions (one of which is now under review by the California Supreme Court) concerning the admissibility of expert testimony and the requirements for proving medical causation.  The appellate court ordered the plaintiffs to file a brief addressing the issues raised by the Utility.  Plaintiffs' brief was filed on September 23, 2005 and the Utility's responses were filed on September 30 and October 3, 2005.  The appellate court's decision as to whether to consider the merits of the Utility's appeal is still pending.

            The trial for the 14 remaining plaintiffs who were selected to participate in the first trial is scheduled to begin on January 9, 2006.  Counsel for the Utility and counsel for the plaintiffs are engaged in settlement discussions.  PG&E Corporation and the Utility cannot predict the outcome of these discussions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

LINDA Y.H. CHENG
Linda Y. H. Cheng Vice President and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

LINDA Y.H. CHENG
Linda Y. H. Cheng Vice President and Corporate Secretary

Dated:  October 7, 2005